Exhibit 99.1

Federated Completes First of Two Transactions in May Company Credit Card Portfolio Sale to Citigroup

CINCINNATI--(BUSINESS WIRE)--May 22, 2006--Federated Department Stores, Inc. (NYSE:FD)(NYSE Arca:FD) today announced it has completed the first of two transactions in its planned sale of May Company credit card receivables to Citigroup. The previously announced transaction completed today includes that portion of the May Company portfolio - about 40 percent of the total - for which systems have been converted.

Today's sale yielded total pre-tax proceeds of $803 million ($753 million after tax), as well as a gain of approximately $13 million ($8 million after tax, or approximately 1 cent per diluted post-split share). The gain on sales of credit card receivables continues to be excluded from Federated's earnings per share guidance.

The second transaction, planned for late July or August after the requisite systems conversions, will cover the remainder of the portfolio, with pre-tax proceeds estimated at $1.075 billion to $1.125 billion. At that time, Federated will have completed the sale of all Federated and May Company customer credit receivables, which in total will have produced after-tax proceeds of approximately $4.6 billion.

Federated's Financial, Administrative and Credit Services (FACS) division, headquartered in suburban Cincinnati, will continue to manage key customer service functions, and no job losses are expected as a result of the transactions. No changes are planned to Federated's loyalty reward programs, and customers should continue to use their cards in the same manner as they do today.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's and The Jones Store. The company also operates macys.com and Bloomingdale's By Mail.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, the risk the company will not be able to divest the assets that it intends to divest or that the amounts realized in connection with the divestitures are less than anticipated, the risk that the company is not able to realize cost synergies expected from the merger with May Company or is not able to integrate the May Company as anticipated, the risk that shareholders will not approve an increase in the number of authorized shares of Federated common stock, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc.
Media - Jim Sluzewski, 513-579-7764
Investor - Susan Robinson, 513-579-7780